Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Helios Technologies, Inc. on Form 10-K for the year ended January 1, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Helios Technologies, Inc. on Form S-3 (File No. 333-222760) and on Forms S-8 (File No. 333-232173 and File No. 333-184840).

/s/ Grant Thornton LLP

Tampa, Florida
March 1, 2022